Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 20, 2012	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS FIRST QUARTER RESULTS

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a first quarter increase in earnings of 15.5%, as net income totaled $1.4 million for the three months ended March 31, 2012, compared to $1.2 million for the three months ended March 31, 2011.

The earnings of $1.4 million for the three months ended March 31, 2012, represent $0.48 per basic and diluted share. For the current three month period, the return on average assets (ROA) was 0.83% and the return on equity (ROE) was 8.36%.

“Strong first quarter income has provided a good start to the year as our local economy continues to show signs of improvement. The Bank’s 15.5% earnings increase was led by loan originations of $52.4 million, a 72% increase compared to the first quarter of 2011,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“In addition, asset quality continued to improve, noninterest income from banking and wealth management operations grew 15.5% compared to the first quarter of last year, and regulatory capital ratios remained strong. We believe the market has recognized the quality of our performance as the price of our stock has risen from $14.40 per share at the end of 2011 to $19.50 through the close of business on April 19, 2012,” Bochnowski noted.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.9 million for the three months ended March 31, 2012, compared to $6.0 million for the three months ended March 31, 2011, a decrease of $119 thousand or 2.0%. The decrease in net interest income for the three month period is a result of lower loan and investment yields. The Bancorp’s net interest margin on a tax adjusted basis was 4.02% for the three months ended March 31, 2012, compared to 4.24% for the three months ended March 31, 2011. The Bancorp’s strong net interest margin continues to benefit from core deposit growth and a low cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income

Noninterest income from banking activities totaled $1.6 million for the three months ended March 31, 2012, compared to $1.4 million for the three months ended March 31, 2011, an increase of $214 thousand or 15.5%. The increase in noninterest income for the current quarter is primarily related to gains from the sale of securities and increased income from wealth management operations.

Noninterest Expense

Noninterest expense related to operating activities totaled $5.2 million for the three months ended March 31, 2012, compared to $4.9 million for the three months ended March 31, 2011, an increase of $321 thousand or 6.5%. The increase in noninterest expense for the current quarter is associated with one-time legal costs and compensation costs related to additional staffing.

Funding

At March 31, 2012, core deposits totaled $356.2 million, an increase of $6.3 million or 1.8%, compared to December 31, 2011. Core deposits include checking, savings, and money market accounts and represented 66.4% of the Bancorp’s total deposits at March 31, 2012. During the first quarter of 2012, certificate of deposit balances increased by $3.7 million or 2.1%. In addition, at March 31, 2012 borrowings and repurchase agreements totaled $60.5 million, an increase of $8.5 or 16.3%, compared to December 31, 2011. The increase in borrowings is related to management’s strategy to acquire additional low rate, longer-term borrowings to enhance its interest rate risk profile.

Lending

The Bancorp’s loan portfolio totaled $413.8 million at March 31, 2012, an increase of $12.4 million or 3.1%, compared to December 31, 2011. As a result of increased loan origination activity, residential real estate, consumer and commercial related loans increased by $13.8 million during the first quarter of 2012, while government loans decreased by $1.4 million. During the first quarter of 2012, $3.1 million of fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $188.1 million at March 31, 2012, compared to $187.0 million at December 31, 2011. The securities portfolio represents 30% of earning assets and provides a consistent source of earnings to the Bancorp.

Asset Quality

At March 31, 2012, non-performing loans totaled $13.3 million, compared to $14.3 million at December 31, 2011, a decrease of $1.0 million or 7.0%. The current level of non-performing loans is concentrated with three geographically diverse commercial real estate participation loans that aggregate to $7.1 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession, and have been written down to current estimated fair values. The Bancorp’s ratio of non-performing assets to total assets was 2.44% at March 31, 2012, compared to 2.68% at December 31, 2011.

For the three months ended March 31, 2012, loan loss provisions totaled $525 thousand, while $1.1 million in provisions were recorded for the three months ended March 31, 2011. Loan charge-offs, net of recoveries, totaled $324 thousand for the three months ended March 31, 2012, compared to $539 thousand for the three months ended March 31, 2011. At March 31, 2012, the allowance for loan losses totaled $8.2 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.98% at March 31, 2012, compared to 1.99% at December 31, 2011. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, increased to 61.6% at March 31, 2012, compared to 56.0% at December 31, 2011.

Capital Adequacy

At March 31, 2012, shareholders’ equity stood at $63.8 million or 9.5% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2012 were 14.3% for total capital to risk-weighted assets, 13.1% for tier 1 capital to risk-weighted assets and 9.2% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $22.47 per share at March 31, 2012.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2012	2011
Return on equity	8.36%	8.12%
Return on assets	0.83%	0.73%
Basic earnings per share	$0.48	$0.41
Diluted earnings per share	$0.48	$0.41
Yield on loans	4.98%	5.13%
Yield on security investments	2.75%	3.41%
Total yield on earning assets	4.24%	4.61%
Cost of deposits	0.34%	0.54%
Cost of borrowings	1.40%	1.67%
Total cost of funds	0.44%	0.63%
Net interest margin - tax equivalent	4.02%	4.24%
Noninterest income / average assets	0.98%	0.86%
Noninterest expense / average assets	3.19%	3.05%
Net noninterest margin / average assets	-2.21%	-2.19%
Efficiency ratio	70.09%	66.62%
Effective tax rate	20.53%	12.86%
Dividend declared per common share	$0.15	$0.15

	March 31,
	2012	December 31,
	(Unaudited)	2011
Net worth / total assets	9.54%	9.66%
Book value per share	$22.47	$22.20
Non-performing assets to total assets	2.44%	2.68%
Non-performing loans to total loans	3.22%	3.56%
Allowance for loan losses to non-performing loans	61.60%	56.03%
Allowance for loan losses to loans outstanding	1.98%	1.99%
Foreclosed real estate to total assets	0.33%	0.38%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2012	2011
Interest income:
Loans	$5,109	$5,359
Securities & short-term investments	1,390	1,527
Total interest income	6,499	6,886
Interest expense:
Deposits	444	712
Borrowings	201	201
Total interest expense	645	913
Net interest income	5,854	5,973
Provision for loan losses	525	1,110
Net interest income after provision for loan losses	5,329	4,863
Noninterest income:
Fees and service charges	638	585
Gain on sale of securities, net	366	263
Wealth management operations	332	274
Increase in cash value of bank owned life insurance	97	101
Gain on sale of loans held-for-sale, net	75	81
Gain on foreclosed real estate, net	36	59
Other	53	20
Total noninterest income	1,597	1,383
Noninterest expense:
Compensation and benefits	2,625	2,365
Occupancy and equipment	819	848
Data processing	271	252
Federal deposit insurance premiums	144	373
Marketing	75	141
Other	1,288	922
Total noninterest expense	5,222	4,901
Income before income taxes	1,704	1,345
Income tax expenses	350	173
Net income	$1,354	$1,172

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2012	December 31,	Change	Mix
	(Unaudited)	2011	%	%
Total assets	$668,538	$651,758	2.6%
Cash & cash equivalents	30,628	26,367	16.2%
Securities - available for sale	188,104	186,962	0.6%

Loans receivable:
Construction and land development	21,338	21,143	0.9%	5.2%
1-4 first liens	135,541	132,231	2.5%	32.8%
Multifamily	14,682	7,313	100.8%	3.5%
Commercial real estate	148,816	146,402	1.6%	36.0%
Commercial business	64,678	63,293	2.2%	15.6%
1-4 Junior Liens	1,773	1,814	-2.3%	0.4%
HELOC	16,451	17,434	-5.6%	4.0%
Lot loans	2,687	2,656	1.2%	0.7%
Consumer	563	472	19.3%	0.1%
Government and other	7,238	8,643	-16.3%	1.7%
Total loans	413,767	401,401	3.1%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	61,791	55,577	11.2%	11.5%
Interest bearing checking	94,267	102,292	-7.8%	17.6%
Savings	75,752	71,417	6.1%	14.1%
MMDA	124,438	120,671	3.1%	23.2%
Total core deposits	356,248	349,957	1.8%	66.4%
Certificates of deposit	180,617	176,924	2.1%	33.6%
Total deposits	536,865	526,881	1.9%	100.0%

Borrowings	60,469	52,013	16.3%
Stockholder's equity	63,755	62,960	1.3%

Asset Quality	March 31,
(Dollars in thousands)	2012	December 31,	Change
	(Unaudited)	2011	%
Nonaccruing loans	$13,321	$14,010	-4.9%
Accruing loans delinquent more than 90 days	-	279	-100.0%
Securities in non-accrual	802	717	11.9%
Foreclosed real estate	2,222	2,457	-9.6%
Total nonperforming assets	16,345	17,463	-6.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,866	1,599	16.7%
ALL general allowances for loan portfolio	6,340	6,406	-1.0%
Total ALL	8,206	8,005	2.5%

Capital Adequacy	At March 31, 2012
	Actual Ratio	Required to be
	(Unaudited)	well capitalized

Total capital to risk-weighted assets	14.3%	10.0%
Tier 1 capital to risk-weighted assets	13.1%	6.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%